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LIQUIDMETAL
   TECHNOLOGIES
                                                                    News Release

FOR IMMEDIATE RELEASE
---------------------

CONTACT:  David Townsend
          (813) 314-0280
          david.townsend@liquidmetal.com

       Liquidmetal(R) Technologies Completes $10 Million Private Placement

         LAKE FOREST, CA, March 3, 2004 - Liquidmetal(R) Technologies, Inc. (NASDAQ:LQMT) today announced that it has sold approximately $10 million of 6.0% senior convertible notes due 2007 to investor groups in a transaction led by Michigan Venture Capital Co., Ltd. ("Michigan"), a South Korea-based institutional investment firm, and IndiGo Ventures LLC ("IndiGo"), a New York-based investment firm that served as a financial advisor to the company for the transaction. Net proceeds will be used for working capital and general corporate purposes.

         The notes are convertible at any time into LQMT common stock at a price of $3.00 per share. Investors in the private placement will receive warrants to purchase an aggregate amount of up to approximately 1.1 million shares of common stock, exercisable at $3.00 per share for varying periods but no later than 100 days following the effectiveness of a registration statement covering the resale of shares issuable upon exercise of the warrants. In addition, the investors will have the right to call for repayment of the notes prior to maturity at any time after the second anniversary of the closing of the transaction.

         The company said that its previously announced $5 to $7 million private placement with Michigan as lead investor was expanded to include participation by a U.S. investor group led by IndiGo. Middlebury Capital, LLC acted as placement agent for the U.S. investors. Of the total net proceeds, $500,000 from one South Korean investor is subject to a holdback pending final regulatory approval from the Bank of Korea, although the Bank of Korea's approval has already been obtained for all other South Korean investors.

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         "We are pleased to announce this significant vote of confidence in
Liquidmetal Technologies. With financing firmly secured, and our extensive consolidation and cost reduction measures of the past two quarters now translating into dramatically lower operating costs, we have established a solid foundation for deploying our more focused business strategy and to capitalize on opportunities to increase shareholder value," said Chairman and CEO John Kang.

         The company intends to file a registration statement with the Securities and Exchange Commission within 30 days, covering the resale of any shares issued in connection with conversion of the notes.

         The private placement was made under an exemption from the registration requirements of the Securities Act of 1933, as amended, and the purchasers may not offer or sell the securities sold in the offering in the absence of an effective registration statement or exemption from registration requirements.



About Liquidmetal Technologies, Inc.
------------------------------------

Liquidmetal Technologies, Inc. (www.liquidmetal.com) is the leading developer, manufacturer, and marketer of products made from amorphous alloys. Amorphous alloys are unique materials that are characterized by a random atomic structure, in contrast to the crystalline atomic structure possessed by ordinary metals and alloys. Bulk Liquidmetal(R) alloys are two to three times stronger than commonly used titanium alloys, harder than tool steel, and relatively non-corrosive and wear resistant. Bulk Liquidmetal alloys can also be molded into precision net-shaped parts similar to plastics, resulting in intricate and sophisticated engineered designs. Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. The combination of a super alloy's performance coupled with unique processing advantages positions Liquidmetal alloys for what the company believes will be The Third RevolutionTM in material science.



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This news release may contain "forward-looking statements" that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as "believe," "estimate," "project," "expect," "intend," "may," "anticipate," "plans," "seeks," and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements. These risks and uncertainties may include: our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer's products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting and improving our intellectual property and manufacturing processes; problems associated with manufacturing and selling our alloys outside of the United States; our ability to consummate the private placement of the notes; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings). Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.




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